Exhibit 99.1

   PAYLESS SHOESOURCE TO MAKE MAJOR INVESTMENT IN ITS SUPPLY CHAIN EFFICIENCY;
                  WILL SHIFT TO DUAL-DISTRIBUTION CENTER MODEL

         NEW PLAN EXPECTED TO SPEED TIME-TO-MARKET FOR ON-TREND PRODUCTS

    TOPEKA, Kan., Feb. 9 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) announced today that its Board of Directors has approved management's recommendation for a major investment in the company's supply chain that is designed to enhance logistical efficiency and speed-to-market for on-trend footwear and accessories.

    The plan calls for the opening of a new 600,000-square-foot distribution center east of the Mississippi river at a to-be-determined location in the summer 2008 timeframe. Coupled with its previously announced plans for a new 400,000-square-foot distribution center in Redlands, Calif., which is due to open this summer, Payless will be shifting from its single, 850,000 square foot distribution center located in Topeka, Kan., to a dual-center distribution center model. The return on capital from this investment is expected to be in excess of the company's requirements.

    "This initiative is a strategic step to enhance Payless' supply chain operation, enabling us to more quickly deliver on-trend, targeted product to our stores and customers, a key component of our business strategy," said Matt Rubel, Chief Executive Officer and President. "The dual-center model is a prudent long-term investment in the company's infrastructure, which will benefit customers and return value to long-term shareholders of Payless stock."

    Payless stores are heavily clustered in the more populated coasts and borders of the U.S. With a distribution center on the west coast and another east of the Mississippi river, the new supply chain model is aligned with the company's store geography. The new model also provides the company additional, long-term benefits such as redundancy and enhances its ability to replenish product, which over time is expected to positively affect in-stock positions and contribute to improved sales performance. This is another step in implementing a corporate strategy that is already delivering improved results.

    In the summer of 2008, once the two new distribution centers are operational and supporting the ongoing product inventory needs of Payless stores, the company plans to close the Topeka facility, which it expects will affect approximately 450-550 jobs. As the Topeka facility closing approaches, Payless will work closely with union leadership and distribution center management to transition affected employees with severance packages and outplacement support.

    The new distribution center plan includes $3 million to $4 million in non-cash expenses for accelerated depreciation of property, plant and equipment. The plan also includes cash expenses of approximately $5 million for severance and $3 million to $5 million for other related costs. All of these expense line items, totaling $11 million to $14 million, are components of cost of goods sold, the bulk of which will be recognized ratably during the period until the second distribution center is opened.

    The company's capital spending for this investment will be approximately $77 million from 2006 through 2008, which when coupled with the other items above, is anticipated to be dilutive to earnings per share by an estimated ($0.18) per diluted share in 2007 and by an estimated ($0.09) per diluted share in 2008. Starting in 2009, the impact is expected to become accretive and contribute an estimated $0.10 per diluted share as benefits from more advanced technology and lower transportation costs are realized.

    As of the end of third quarter 2006, Payless had 4,574 stores located in the U.S., Canada, Puerto Rico, and Central and South America. The company contracts with a third-party logistics provider for a distribution center in Colon, Panama, which serves the product needs of stores in South and Central America.

    Statements in this news release which are forward-looking involve risks and uncertainties and are indicated by words such as "expect," "should," "will," "plans," "estimated," and other similar words or phrases. Forward looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties which could adversely or positively affect our future results include, but are not limited to, the ability of the company to locate a suitable location for the east cost facility on acceptable terms; the ability of the company to successfully design, construct and integrate this new facility into the distribution system; changes in transportation costs and other risks indicated in filings with the SEC such as Payless' most recent Forms 10-K and 10-Q. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements.

    Payless ShoeSource, Inc. is one of the largest specialty footwear retailers in the western hemisphere, dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. In addition to its stores, customers can buy shoes over the Internet at http://www.payless.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             02/09/2007
    /CONTACT: James Grant of Payless ShoeSource, Inc., +1-785-559-5321/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html/ /Web site: http://www.payless.com /